Exhibit 99.1

FOR IMMEDIATE RELEASE

For investor inquiries:	For press inquiries:
John Mills, ICR	Katie Brazel, Fleishman-Hillard
for Alimera Sciences	for Alimera Sciences
310-954-1105	404-739-0150
John.Mills@ICRINC.com	Katie.Brazel@fleishman.com

ALIMERA SCIENCES REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

ILUVIEN Revenue Increases 323% from Second Quarter of 2013

Alimera Prepares for FDA Advisory Committee Meeting

Alimera Will Host a Conference Call at 4:30 PM ET Today

ATLANTA, GA, November 11, 2013 — Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the third quarter ended September 30, 2013.

Total revenue from ILUVIEN, comprised of sales in Germany and the United Kingdom in the third quarter of 2013, increased 323% to $758,000, compared to second quarter 2013 revenue of $179,000.

In addition to its current activity in Germany and the United Kingdom, the Company anticipates a commercial launch of ILUVIEN in France in 2014. ILUVIEN is also approved in Austria, Portugal, and Spain, and pending approval in Italy. In the third quarter, Alimera submitted an application to the Medicines and Healthcare Products Regulatory Agency in the United Kingdom, as the Reference Member State, for 10 additional European Union (EU) country approvals through the Mutual Recognition Procedure, which could provide Alimera a pipeline for geographic expansion in the future. Alimera believes Europe offers the possibility of significant growth and estimates the market opportunity in Europe to be at least as large as that in the United States.

“During the third quarter, our commercial focus on Europe continued to grow as we increased revenue over 300% and expanded the number of physicians implanting ILUVIEN in their patients in Germany and the United Kingdom,” said Dan Myers, Alimera’s president and chief executive officer.

FDA Update

On October 17, 2013, Alimera received a Complete Response Letter (CRL) from the United States Food and Drug Administration (FDA) regarding its New Drug Application (NDA) for ILUVIEN. The FDA stated in the CRL that the NDA could not be approved in its present form, citing clinical and statistical deficiencies and indicated that the benefits of ILUVIEN did not outweigh its risks. The FDA suggested that a meeting with the Dermatologic and Ophthalmic Drugs Advisory Committee (Advisory Committee) may be of assistance in addressing these deficiencies and providing advice whether a patient population can be identified in which the benefits of ILUVIEN might outweigh its risks. Alimera was notified by the FDA, shortly after the issuance of the CRL, of the scheduling of a January 2014 meeting of the Advisory Committee. In a subsequent communication with the FDA, Alimera believes it clarified that the purpose of the Advisory Committee meeting is to consider the benefits and risks of ILUVIEN based on existing data available from Alimera’s FAME™ Study. Alimera believes that if this were a positive meeting, it could lead to further discussions with the FDA regarding the potential approvability of the NDA.
In the CRL, the FDA also referenced deficiencies in the methods and controls used for the drug product at the facility where ILUVIEN is manufactured. Alimera does not believe that these deficiencies will affect its European commercial supply. Alimera and its third-party manufacturer are in the process of resolving these deficiencies.
“We look forward to the Advisory Committee meeting in January 2014 where we, together with retinal physicians, can discuss the benefits and risks of ILUVIEN in a public forum,” said Mr. Myers.

Third Quarter 2013 Financial Results

Total revenue for the third quarter of 2013 was $758,000, compared to total revenue of $179,000 for the second quarter of 2013, the quarter in which ILUVIEN was launched commercially in Germany and the United Kingdom.

Research and development expenses for the third quarter of 2013 decreased to $1.8 million, compared to $2.2 million for the third quarter of 2012. The decrease was primarily attributable to decreases of $320,000 in costs related to the completion of the enrollment of the physician utilization study in the fourth quarter of 2012. The decrease was also attributable to a reduction of $250,000 in costs related to a consultant engaged to assist with the continued pursuit of regulatory approval of ILUVIEN in the U.S., which was offset by an increase of $210,000 in costs associated with contracting medical science liaisons to engage with retina specialists in the discussion of ILUVIEN in Germany, the United Kingdom and France.

General and administrative expenses in the third quarter of 2013 were $2.1 million, compared to $1.5 million in the third quarter of 2012. The increase was primarily attributable to increased administrative support for Alimera’s European team in connection with the commercial launch of ILUVIEN in the United Kingdom and Germany in the second quarter of 2013.

Sales and marketing expenses in the third quarter of 2013 increased to $4.5 million, compared to $1.5 million for the third quarter of 2012. The increase was primarily attributable to increases of approximately $1.9 million in costs associated with contracting with Quintiles Commercial for marketing, brand management, sales promotion and detailing, market access, and pricing and reimbursement support, in addition to other advisory services in the EU beginning in the fourth quarter of 2012.

Net loss attributable to common shareholders for the third quarter of 2013 was $(1.1) million, or $(0.04) per common share, compared with a net loss attributable to common shareholders of $(5.4) million, or $(0.17) per common share, for the third quarter of 2012. Net loss attributable to common shareholders for the third quarter of 2013 benefited from a decrease in the fair value of Alimera’s derivative warrant liability resulting in non-cash income of approximately $6.2 million and a non-cash unrealized foreign currency gain of $508,000. The decreased value of the derivative warrant liability was primarily due to a decrease in the fair market value of Alimera’s underlying common stock since June 30, 2013, the unrealized foreign currency gain was primarily attributable to the strengthening of the euro and the British pound sterling over the third quarter of 2013. Adjusted net loss attributable to common shareholders excluding the non-cash warrant valuation adjustment and the unrealized foreign currency transaction gain was $(7.9) million, or $(0.26) per common share. Net loss attributable to common shareholders per share and adjusted net loss attributable to common shareholders per share were based on 31,591,289 weighted average shares outstanding for the third quarter of 2013 and 31,465,752 weighted average shares outstanding for the third quarter of 2012. A reconciliation of net loss attributable to common shareholders to adjusted net loss attributable to common shareholders and net loss per common share to adjusted net loss per common share is included below under the heading “Non-GAAP Financial Measures.”

As of September 30, 2013, Alimera had cash and cash equivalents of $23.1 million, compared to $49.6 million as of December 31, 2012.

Interest Expense and Term Loan

Interest expense decreased by approximately $230,000, or 37%, to approximately $400,000 for the nine months ended September 30, 2013 compared to approximately $630,000 for the nine months ended September 30, 2012. Interest expense for the nine months ended September 30, 2013 was incurred in connection with Alimera’s 2010 Term Loan and its 2013 Term Loan. Interest expense for the nine months ended September 30, 2012 was incurred in connection with Alimera’s 2010 Term Loan. The decrease was primarily attributable to lower principal balances on the 2010 Term Loan due to amortization payments, which began in August 2011, and the lower interest rate on the 2013 Term Loan in comparison to the 2010 Term Loan.

Conference Call to be Held Today

Alimera will hold a conference call today at 4:30 PM ET to discuss these results and provide regulatory and commercial updates. The conference call will be hosted by Dan Myers, president and chief executive officer, and Rick Eiswirth, chief operating officer and chief financial officer.

To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://www.alimerasciences.com.

A replay of the conference call will be available beginning November 11, 2013 at 7:30 p.m. ET and ending on November 17, 2013 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 92324341. A replay of the webcast will be available on the corporate website for one week, through November 17, 2013.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina.
About ILUVIEN®
ILUVIEN (190 micrograms intravitreal implant in applicator) is a sustained release intravitreal implant used to treat vision impairment associated with chronic DME considered insufficiently responsive to available therapies. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide. ILUVIEN is injected in the back of the patient's eye to a position that takes advantage of the eye's natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound. In the FAME™ Study, the most frequently reported adverse drug reactions included cataract development and increased ocular pressure. ILUVIEN has not been approved for sale in the U.S. ILUVIEN is approved in the United Kingdom, Germany, France Austria, Portugal and Spain and pending approval in Italy. In addition, Alimera has filed with the Medicines and Healthcare Products Regulatory Agency in the United Kingdom as the Reference Member State for 10 additional European Union country approvals through the Mutual Recognition Procedure.
Non-GAAP Financial Measures
Alimera believes the metric “adjusted net loss attributable to common shareholders” and “adjusted net loss per common share” are useful financial measures for investors in evaluating Alimera's performance for the periods presented. Adjusted net loss attributable to common shareholders and adjusted net loss per common share exclude the non-cash warrant valuation adjustment, the non-cash accretion of the beneficial conversion feature and the loss on the early extinguishment. These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net loss attributable to common shareholders or net loss per common share in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Alimera’s management believes that adjusted net loss attributable to common shareholders and adjusted net loss per common share are useful supplements for it and investors to Alimera’s GAAP financial information because these measures exclude non-cash or infrequent expenses which management believes are not reflective of Alimera’s operating results. These non-GAAP financial measures also facilitate management’s internal comparison to Alimera’s historical financial performance and the financial performance of other companies. However, non-GAAP financial measures should only be read in conjunction with financial information reported under GAAP when understanding Alimera’s operating performance. For a reconciliation of net loss attributable to common shareholders to adjusted net loss attributable to common shareholders and net loss per common share to adjusted net loss per common share, see the table below.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera's commercial plans for ILUVIEN in Germany, the United Kingdom and France and the regulatory status of ILUVIEN in the United States and the 10 additional EU countries for which Alimera is seeking approvals through the Mutual Recognition Procedure. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainty as to Alimera's ability to commercialize, and market acceptance of, ILUVIEN in the EU, as well as other factors discussed in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov. Additional factors may also be set forth in those sections of Alimera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 to be filed with the SEC in the fourth quarter of 2013. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Income Statement
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)
REVENUE	$758	$—	$937	$—
COST OF GOODS SOLD	(57)	—	(68)	—
GROSS MARGIN	701	—	869	—

RESEARCH AND DEVELOPMENT EXPENSES	1,780	2,199	5,983	5,636
GENERAL AND ADMINISTRATIVE EXPENSES	2,113	1,506	7,252	4,488
SALES AND MARKETING EXPENSES	4,524	1,503	12,985	3,704
OPERATING EXPENSES	8,417	5,208	26,220	13,828

INTEREST EXPENSE AND OTHER	(134)	(186)	(397)	(629)
UNREALIZED FOREIGN CURRENCY GAIN, NET	508	—	552	—
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	6,229	—	(6,107)	—
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	(153)	—
NET LOSS	$(1,113)	$(5,394)	$(31,456)	$(14,457)
ACCRETION OF PREFERRED STOCK BENEFICIAL CONVERSION FEATURE	—	—	(4,950)	—
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(1,113)	$(5,394)	$(36,406)	$(14,457)
NET LOSS PER SHARE APPLICABLE TO COMMON SHAREHOLDERS — Basic and diluted	$(0.04)	$(0.17)	$(1.15)	$(0.46)
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	31,591,289	31,465,752	31,570,739	31,443,568

Reconciliation of GAAP Net Loss to Adjusted Net Loss
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)
GAAP NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(1,113)	$(5,394)	$(36,406)	$(14,457)
Adjustments to net loss:
Unrealized foreign currency gain, net	508	—	552	—
Change in fair value of derivative warrant liability	6,229	—	(6,107)	—
Loss on early extinguishment of debt	—	—	(153)	—
Accretion of preferred stock beneficial conversion feature	—	—	(4,950)	—
NON-GAAP ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(7,850)	$(5,394)	$(25,748)	$(14,457)

GAAP NET LOSS PER SHARE — Basic and diluted	$(0.04)	$(0.17)	$(1.15)	$(0.46)
Adjustments to net loss:
Unrealized foreign currency gain, net	0.02	—	0.02	—
Change in fair value of derivative warrant liability	0.20	—	(0.19)	—
Loss on early extinguishment of debt	—	—	(0.00)	—
Accretion of preferred stock beneficial conversion feature	—	—	(0.16)	—
NON-GAAP ADJUSTED NET LOSS PER SHARE — Basic and diluted	$(0.26)	$(0.17)	$(0.82)	$(0.46)

WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	31,591,289	31,465,752	31,570,739	31,443,568

CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2013	December 31, 2012
CURRENT ASSETS:	(Unaudited)
Cash and cash equivalents	$23,104	$49,564
Accounts receivable	464	—
Prepaid expenses and other current assets	3,220	2,029
Inventory	3,030	719
Deferred financing costs	286	95
Total current assets	30,104	52,407
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	432	114
TOTAL ASSETS	$30,536	$52,521
CURRENT LIABILITIES:
Accounts payable	$2,746	$1,973
Accrued expenses	1,667	1,179
Outsourced services payable	1,364	2,616
Notes payable	1,528	2,273
Capital lease obligations	9	6
Total current liabilities	7,314	8,047
NON-CURRENT LIABILITIES:
Derivative warrant liability	10,525	4,418
Notes payable — less current portion	3,472	703
Other non-current liabilities	27	209
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock:
Series A Convertible Preferred Stock	32,045	32,045
Common stock	316	315
Additional paid-in capital	239,218	237,485
Common stock warrants	417	415
Accumulated deficit	(262,573)	(231,116)
Accumulated other comprehensive loss	(225)	—
TOTAL STOCKHOLDERS’ EQUITY	9,198	39,144
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,536	$52,521